Exhibit 99.1

N E W S   R E L E A S E

CONTACT:

Investors and Media:

Brendan Harrington, Interim Chief Executive Officer

(716) 887-7244

CTG BOARD OF DIRECTORS DECLARES QUARTERLY DIVIDEND OF

SIX CENTS PER COMMON SHARE

BUFFALO, N.Y. — December 1, 2014 — CTG (NASDAQ: CTG), an information technology (IT) solutions and services company, today announced that its board of directors has declared a $0.06 per share dividend on the Company’s common stock outstanding, payable in cash on January 2, 2015 to shareholders of record on December 19, 2014.

About CTG

CTG develops innovative IT solutions to address the business needs and challenges of companies in several higher-growth industries including healthcare, technology services, energy, and financial services. As a leading provider of IT and business consulting services to the healthcare market, CTG offers healthcare institutions, physician practices, payers, and related organizations a full range of offerings to help them achieve clinical, operational, and financial goals. CTG has developed for the healthcare provider and payer markets unique, proprietary software solutions that support better and lower cost healthcare. CTG also provides managed services IT staffing for major technology companies and large corporations. Backed by nearly 50 years’ experience, proprietary methodologies, and an ISO 9001-certified management system, CTG has a proven track record of delivering high-value, industry-specific solutions. CTG operates in North America and Western Europe. CTG posts news and other important information on the Web at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2013 Form 10-K, which is incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

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